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                                 SCHEDULE 14A

               Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))
[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-12

                         Willamette Industries, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                                                                    News Release
                                              [Willamette Industries, Inc. Logo]




FOR IMMEDIATE RELEASE
May 24, 2001



CONTACT:      Greg Hawley             Cathy Dunn             Paul Verbinnen/David Reno/
              EVP & CFO               VP Communications      Jim Barron
              Willamette Industries   Willamette Industries  Citigate Sard Verbinnen
              503-273-5640            503-273-5642           212-687-8080

              Willamette Comments On Proxy Monitor Recommendation

                Says Proxy Monitor Ignores Hard Economic Facts

PORTLAND, ORE. - May 24, 2001 - Willamette Industries (NYSE:WLL) today issued the following statement regarding Proxy Monitor's recommendation on the election of directors at Willamette's June 7, 2001 annual meeting.

Said Duane McDougall, President and Chief Executive Officer of Willamette, "Proxy Monitor appears to have absorbed Weyerhaeuser's rhetoric but ignores the hard economic facts behind our Board's carefully considered actions. We have always said we would consider serious offers from anyone, but in our view Weyerhaeuser's offers have simply not been in the ballpark. Indeed, we think it is clear that most shareholders agree that Weyerhaeuser's offers have not reflected the value of this company.

"Our board has never believed that Weyerhaeuser is willing to pay what we believe is a fair value for Willamette. While saying publicly that they want to do a deal quickly and hinting that they may offer more, they tell us privately that nothing has changed and they have nothing new to say. That's why we have not been willing to sit down with them."

Willamette noted a research report issued today by Mark Wilde of Deutsche Banc Alex Brown Inc. that said, among other things:


     "We think WY's calculation of the offer premium is skewed - focusing almost precisely on the sector's cyclical bottom."

     "We wonder why Weyerhaeuser's synergies target on this deal (6.8%) is below their own estimate of the industry average (7%) - seemingly, it ought to be higher."

     "Finally, if Willamette is far and away the best fit for Weyerhaeuser, is it unreasonable to assume some premium to other industry transactions?"

     "Once [Willamette] sits down to talk..., much of their negotiating room will be gone."

Said McDougall, "This fight has always been about value - value that Weyerhaeuser wants for its shareholders and value that we believe rightfully belongs to Willamette's shareholders. Indeed, by our conservative calculations, Weyerhaeuser's current offer would be at least 30% accretive to Weyerhaeuser's cash earnings. We believe negotiating on that basis or accepting an offer at that level would be irresponsible.

"Our directors are committed to delivering more value than Weyerhaeuser's $50 per share offer. Recent investments are expected to increase cash flow by 30-40% over the next three years, and the Company will consider strategic transactions, combinations and other value enhancing alternatives, including share buy backs, at times that make sense for Willamette's shareholders, not Weyerhaeuser's.

"In contrast, were Weyerhaeuser's nominees to be elected, they are expected `subject to their fiduciary duties' to vote for a deal with Weyerhaeuser on Weyerhaeuser's terms. Indeed, Weyerhaeuser's proxy materials suggest that, again subject to their fiduciary duties, Weyerhaeuser's nominees would have been `expected' to `facilitate' the previous $48 offer, which we regard as clearly inadequate."

McDougall continued, "Our board is going to fight this battle consistent with its fiduciary obligations for as long as it takes."

Willamette urges its shareholders to vote for its nominees in the upcoming proxy contest by returning the GREEN proxy card to Willamette or its proxy solicitor, MacKenzie Partners, Inc. If shareholders have any additional questions with respect to voting, they should call Willamette's proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 (toll free) or (212) 929-5500 (collect).

Willamette Industries is an integrated forest products company with 105 plants, located in the U.S., France, Ireland and Mexico. The company owns 1.7 million acres of forestland in the U.S. and manages it sustainably to produce building materials, composite wood panels, fine paper, office paper products, corrugated packaging and grocery bags.

                                    #  #  #

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any such forward looking statement made by Willamette with respect to the Weyerhaeuser tender offer is not entitled to the benefit of the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties and actual results could differ materially from those projected. Such risks and uncertainties include, but are not limited to, the effect of general economic conditions; the level of new housing starts and remodeling activity; the availability and terms of financing for construction; competitive factors, including pricing pressures; the cost and availability of wood fiber; the effect of natural disasters on the Company's timberlands; construction delays; risk of nonperformance by third parties; and the impact of environmental regulations and other costs associated with complying with such regulations. Please refer to Willamette Industries' Securities and Exchange Commission filings for further information.